UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 12, 2016

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Guadalupe Street Suite # 302, Austin TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 12, 2016, a wholly-owned subsidiary of Digital Turbine, Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) modifying that certain Third Amended and Restated Loan and Security Agreement with Silicon Valley Bank (“SVB”) dated as of June 11, 2015 (as amended, the “Loan Agreement”). Under the Letter Agreement: (1) the maturity date of the revolving loan under the Loan Agreement is extended to September 28, 2016, (2) in lieu of SVB’s sweeping accounts receivable, which provisions have been removed, a new cash collateral account with SVB (the “CCA”) is established pursuant to a cash Security Agreement (the “Security Agreement”), which is used to secure the obligations under the Loan Agreement; (3) in lieu of all other obligations to make advances or extend credit to the borrower-subsidiary, the maximum advance amount under the revolving loan is modified to be the lesser of $3.0 million and the amount of cash in the CCA (with the borrower-subsidiary being required to promptly pay SVB the amount of any borrowings under the revolving loan that exceed the lesser of such two amounts (an “Overadvance”)); (4) the requirement to be in compliance with the financial covenants in Section 6.8 of the Loan Agreement is suspended unless an Overadvance is not promptly repaid or unless the obligations under the Loan Agreement are not fully secured by the CCA and Security Agreement; and (5) the interest on the revolving loan is adjusted to be a floating per annum rate equal to 1.75% above the WSJ Prime rate.

The foregoing summary of the Letter Agreement and Security Agreement is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the material agreements comprising such transactions, which will be filed as exhibits to the Company’s next form send to or a Form 8-K/A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 15, 2016	Digital Turbine, Inc.

	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President, Chief Financial Officer